Exhibit 5.1

September 1, 2021

NeoGenomics, Inc.
12701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913

Re: Registration Statement on Form S-3

Ladies and Gentlemen:
We have acted as your special counsel in connection with the Registration Statement on form S-3 (the “Registration Statement”) to be filed on the date hereof by NeoGenomics, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 4,444,445 shares of common stock, par value $0.001 per share (the “Shares”), for resale, which were sold pursuant to the Securities Purchase Agreement dated May 4, 2021 (the “Purchase Agreement”) between the Company and the several Investors identified on Exhibit A to the Purchase Agreement. Capitalized terms used in this letter which are not otherwise defined shall have the meanings given to such terms in the Registration Statement.
You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Purchase Agreement, the Company’s articles of incorporation, as amended, and bylaws, as amended, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the legal capacity and authority of the persons signing the documents we have examined, the truth and accuracy of all representations and warranties, that the issuance and sale of the Shares from time to time will be duly authorized and established by proper action of the Company, that the Registration Statement has been properly filed and will become effective, the conformity to authentic documents of all documents submitted to us as copies, and that all parties to the Purchase Agreement have or will comply with their obligations under such agreement, including, without limitation, making the required payment for the Shares. We have not verified any of these assumptions.
Snell & Wilmer is a member of LEX MUNDI, The Leading Association of Independent Law Firms.

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any federal or state securities laws.
Based upon and subject to the foregoing, it is our opinion that the Shares were duly authorized for issuance by the Company and are validly issued, fully paid, and nonassessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

Snell & Wilmer L.L.P.
Snell & Wilmer is a member of LEX MUNDI, The Leading Association of Independent Law Firms.